                                                            Exhibit 3.1.3

                              CERTIFICATE OF AMENDMENT

                                        OF

                       RESTATED CERTIFICATE OF INCORPORATION

                                        OF

                        CARING PRODUCTS INTERNATIONAL, INC.


     Caring Products International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST:     That the Board of  Directors of said corporation, by
     unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

                     RESOLVED, that the Corporation's Restated
          Certificate of Incorporation, as heretofore amended, be amended by changing Article Fourth thereof so that, as amended, said paragraph shall be read in its entirety as follows:

          "The total number of shares of stock which the Corporation shall have authority to issue shall be 76,000,000 shares of capital stock, of which 1,000,000 shares shall be classified as Preferred Stock, par value $0.01 per share, and 75,000,000 shares shall be classified as Common Stock, par value $0.01 per share. Each four shares of Common Stock outstanding on October 20, 1997 shall be deemed to be one share of Common Stock of the Corporation, par value $0.01 per share."

          SECOND:    That in lieu of a meeting and vote of stockholders,
     the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment have given written consent, and written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder who has not consented to such action in writing and is entitled to such notice.

          THIRD:     That said amendment was duly adopted in accordance
     with the provisions of Sections 242 and 228 of the General
     Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Caring Products International, Inc. has caused this certificate to be signed by William H. Atkinson, its Chairman of the Board of Directors and attested by Steven A. Saide, its Secretary this 20th day of October, 1997.


                                   By: /s/ William H. Atkinson
                                       ----------------------------
                                         William H. Atkinson,
                                         Chairman of  the Board

     ATTEST:

     By: /s/ Steven A. Saide
        ---------------------------
            Steven A. Saide,
            Secretary